Exhibit 99.1

+News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Profits for 4th Quarter and Calendar Year 2014

Loan originations in 2014 increased to $95.6 million from $49.1 million a year ago

LOS ANGELES, CA – (BUSINESS WIRE) – March 18, 2015 – Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported net income of $716 thousand, or $0.03 per diluted share, for the fourth quarter of 2014, compared to a net loss of $41 thousand, or approximately $0.00 per diluted common share for the fourth quarter of 2013.  For the year ended December 31, 2014, the Company reported net income of $2.5 million, or $0.11 per diluted share, compared to a net loss of $301 thousand, or ($0.13) per diluted common share for the year ended December 31, 2013.

Highlights for 2014 included:

•

Loan originations increased $46.5 million, or 95%, to $95.6 million in 2014 from $49.1 million in 2013, which included loan purchases of $10.6 million. The Company continued executing its strategy to focus on originating smaller loans secured by multi-family residential properties within low-to-moderate income communities in Southern California;

•	Net interest margin increased to 3.62% in 2014 from 3.32% in 2013;

•	Total loan delinquencies decreased $8.6 million, or 77%, during 2014 to $2.5 million, or 0.72% of assets at the end of 2014 from $11.1 million, or 3.35% of assets at the end of 2013;

•

Non-performing assets decreased $8.8 million, or 45%, during 2014 to $10.9 million at the end of 2014 from $19.8 million at the end of 2013. Non-performing assets at the end of 2014 included $6.8 million of non-accrual loans for which the borrowers were current in their payments;

•

Recaptures of loan losses totaled $2.9 million in 2014 compared to a provision for loan losses of $414 thousand in 2013. The recapture of loan losses resulted from recoveries recorded upon the payoff of non-accrual loans which had been written down to net realizable value. In addition, the recapture of loan losses reflected a decline in net charge-offs and overall historical loss factors from improvements in our asset quality;

•

The restructuring of the Company’s balance sheet was completed in October 2014 with the consummation of a private placement for $9.7 million of common stock and a concurrent extension and modification of the Company’s subordinated debentures;

•

Recognized an additional gain from debt restructuring of $365 thousand, reflecting payments made on the Company’s senior debt, which was fully repaid in 2014. In contrast, in 2013 the Company recognized $1.2 million in gain from restructuring the senior debt, which was completed in August 2013;

•	Other non-interest income included a $200 thousand grant received in early 2014 from the U.S. Department of the Treasury’s Community Development Financial Institutions (“CDFI”) Fund; and

•

The Bank’s capital ratios were enhanced: at December 31, 2014 the Bank’s Tier 1 Leverage Ratio was 11.34% and its Total Risk-Based Capital Ratio was 17.69%. Also, the Company finished 2014 with an equity to total assets ratio of 10.62%.

Key items that affected results for the fourth quarter of 2014 included the following:

•	Net interest income before provisions increased $224 thousand compared to the same period in 2013;

•	Annualized net interest margin increased to 3.82% in the fourth quarter of 2014, compared to 3.73% in the fourth quarter of 2013;

•

Recaptures of loan losses totaled $400 thousand compared to no net recaptures or provisions for loan losses in the fourth quarter of 2013. The recapture of loan losses during the fourth quarter of 2014 was primarily due to a decline in historical loss factors due to continued improvements in the Company’s asset quality;

•	Recognized gain from debt restructuring was $365 thousand, reflecting the full repayment of the Company’s senior debt, plus related accrued interest;

•

Compensation expenses increased $445 thousand, primarily for salary increases, severance costs and accrued bonuses for key employees in recognition of their efforts in reducing problem assets and recapitalizing and restructuring the Company’s balance sheet over the past several years; and

•

Professional expenses included $117 thousand that were incurred in connection with the registration costs associated with a private placement of $9.7 million of common stock and the concurrent extension and modification of the terms of the Company’s subordinated debt.

Chief Executive Officer, Wayne Bradshaw stated, “In 2014 we transitioned from addressing problem assets to executing our growth strategy focused primarily on originating multi-family loans for the low-to-moderate income communities throughout Southern California.  I am proud to announce that we originated almost $96 million of new loans during the year, which indicates the strength of our customer relationships and established capabilities for serving this large market.  In addition, we retired all of our senior debt, extended the maturity of our reduced subordinated debt for ten years, and raised almost $10 million of new common equity.  As a result, we ended 2014 with strong capital ratios, healthy net interest margins, and good asset quality.  We are continuing to work diligently to maintain asset quality and striving to obtain rescission of the regulatory orders that were originally entered into in 2010.

We wish to thank our stockholders for their continued support, and our employees for their dedication, commitment to excellence, and continuing focus on our mission of providing quality financial services to underserved, low-to-moderate income communities in Southern California. ”

Earnings Summary

For the fourth quarter of 2014, net interest income before recapture of loan losses totaled $3.2 million, up $224 thousand, or 7%, from $3.0 million for the fourth quarter of 2013.  The additional net interest income primarily resulted from an increase of $36.5 million in the average balance of loans receivable, an increase of $7.7 million in the average balance of securities and an increase of 9 basis points in net interest margin as the Company repositioned its interest earning assets from federal funds to loans receivable and mortgage-backed securities.

For the year ended December 31, 2014, net interest income before recapture of loan losses totaled $11.9 million, up $759 thousand, or 7%, from $11.1 million of net interest income before provision for loan losses for the same period a year ago.  The additional net interest income primarily resulted from a decrease of $19.2 million in the average balance of deposits and a decrease of 15 basis points in the average cost of deposits, which resulted in a decrease of $513 thousand in deposit interest expense.  Also contributing to the increase in net interest income were the results of the debt restructuring, which resulted in zero interest expense on the senior debt during 2014 and the latter part of 2013, compared to $355 thousand of interest expense on senior debt in the first eight months of 2013.

Non-interest income for the fourth quarter of 2014 totaled $523 thousand compared to $280 thousand for the fourth quarter of 2013.  The increase of $243 thousand in non-interest income during the fourth quarter of 2014 was primarily due to the recognition of the $365 thousand deferred gain on debt restructuring when the remaining senior debt was repaid in October 2014.  Partially offsetting this increase was a $112 thousand lower net gain on sale of REOs.

Non-interest income for the year ended December 31, 2014 totaled $1.1 million compared to $2.1 million for the year ended December 31, 2013.  The decrease of $1.0 million in non-interest income during 2014 was primarily due to a decrease of $856 thousand in the reported amount of gain on restructuring of debt.  In 2013, $1.2 million of the $1.8 million accrued interest expense that was forgiven on the senior debt as part of the recapitalization was recognized as gain on restructuring of debt.  The balance of the interest forgiven, $535 thousand was being amortized to interest expense over the remaining life of the restructured senior debt as payments were being rendered.  As mentioned above, the remaining unamortized balance of $365 thousand was fully recognized into income in October 2014 when the remaining senior debt was fully repaid.  In addition, during 2014, service fees on retail deposits decreased $99 thousand, net gains on sales of loans decreased $91 thousand, net gains on sales of REO decreased $100 thousand and other income decreased $91 thousand, primarily reflecting a reduction of $35 thousand in miscellaneous loan fees and $48 thousand in loan servicing fees, which were partially offset by a grant of $200 thousand received from the CDFI Fund.

Non-interest expense for the fourth quarter of 2014 totaled $3.4 million compared to $3.3 million for the fourth quarter of 2013.  The increase of $108 thousand in non-interest expense was primarily due to an increase of $445 thousand in compensation and benefits expense which was partially offset by a decrease of $73 thousand in loan related expenses, primarily appraisal expense, a decrease of $71 thousand in corporate insurance expense and a decrease of $182 thousand in other expense, primarily lower provision for losses on off balance sheet items, lower REO expenses and lower NASDAQ listing fees.  Compensation and benefits expense increased during the fourth quarter of 2014 primarily due to salary increases, accruals for bonus and severance payments and an increase in full-time equivalent employees.

Non-interest expense for the year ended December 31, 2014 totaled $13.3 million compared to $13.1 million for the year ended December 31, 2013.  The increase of $239 thousand in non-interest expense was primarily due to an increase of $1.0 million in compensation and benefits expense and an increase of $224 thousand in professional services expense.  Compensation and benefits expense increased during 2014 primarily due to salary increases, accruals for bonus and severance payments and an increase in full-time equivalent employees.  Professional services expense increased during 2014 as a result of fees associated with the modification of the Debentures and S-1 filings required to keep the shares issued in the 2013 private offering registered.  These increases in non-interest expense were partially offset by a decrease of $169 thousand in loan related expenses, a decrease of $133 thousand in provision for losses on REOs, a decrease of $153 thousand in provision for losses on loans held for sale, a decrease of $125 thousand in corporate insurance expense, a decrease of $42 thousand in FDIC insurance expense, a decrease of $33 thousand in occupancy expense and a decrease of $313 thousand in other expense.  The decrease of $313 thousand in other expense was primarily due to lower REO expenses, lower marketing and public relations expenses, lower NASDAQ listing fees and lower SEC compliance expense.

The Company recorded no income tax expense on its earnings during 2014 and 2013 because it was able to use available tax loss carryforwards to offset current taxable income.  As of December 31, 2014, the Company had $8.8 million of deferred tax assets, which were fully reserved.

Balance Sheet Summary

Total assets increased by $18.4 million to $350.9 million at December 31, 2014 from $332.5 million at December 31, 2013 primarily due to an increase in loans receivable and securities available-for-sale, partially offset by a decrease in cash and cash equivalents.  In order to grow total interest income and improve the yield on interest-earning assets, the Company invested excess federal funds into multi-family loans and securities.  Loan originations totaled $95.6 million for the year ended December 31, 2014, compared to $38.5 million of loan originations and $10.6 million of loan purchases for the year ended December 31, 2013.

Deposits increased to $217.9 million at December 31, 2014 from $214.4 million at December 31, 2013, primarily reflecting an increase in certificates of deposit.  FHLB advances increased to $86.0 million at December 31, 2014 from $79.5 million at December 31, 2013, to help fund loan growth.

Stockholders’ equity was $37.3 million, or 10.62% of the Company’s total assets, at December 31, 2014, compared to $25.6 million, or 7.70% of the Company’s total assets, at December 31, 2013.  The Company’s book value was $1.28 per share as of December 31, 2014, compared to $1.27 per share as of December 31, 2013.

At December 31, 2014, the Bank’s Total Risk-Based Capital ratio was 17.69% and its Tier 1 Capital to adjusted total assets ratio was 11.34% compared to Total Risk-Based Capital ratio of 16.95% and Tier 1 Capital to adjusted total assets ratio of 10.24% at December 31, 2013.  The Company made a capital contribution of $2.5 million to the Bank on October 30, 2014.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes, risks associated with the Company’s efforts to raise additional capital and extend the maturity of the Debentures and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:  Broadway Financial Corporation

Contact: Wayne-Kent A. Bradshaw, Chief Executive Officer, (323) 556-3248: or

Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or

investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Financial Data and Ratios (Unaudited)

(Dollars in thousands, except per share data)

	December 31, 2014	December 31, 2013
Selected Financial Condition Data and Ratios:
Total assets	$350,863	$332,481
Gross loans receivable (1)	283,563	256,837
Allowance for loan losses	(8,465)	(10,146)
Loans held for sale	19,481	-
Cash and cash equivalents	20,790	58,196
Securities available for sale, at fair value	17,075	9,397
Deposits	217,867	214,405
FHLB advances	86,000	79,500
Senior debt	-	2,923
Junior subordinated debentures	5,100	6,000
Total stockholders’ equity	37,258	25,590
Book value per share	$1.28	$1.27
Equity to total assets	10.62%	7.70%
Asset Quality Ratios:
Non-performing loans to total gross loans	3.13%	6.89%
Non-performing assets to total assets	3.12%	5.95%
Allowance for loan losses to total gross loans	2.99%	3.95%
Allowance for loan losses to total delinquent loans	336.98%	91.13%
Allowance for loan losses to non-performing loans	95.52%	57.32%
Net charge-offs to average loans	-0.46%	0.82%
Non-Performing Assets:
Non-accrual loans	$8,862	$17,702
Loans delinquent 90 days or more and still accruing	-	-
Real estate acquired through foreclosure	2,082	2,084
Total non-performing assets	$10,944	$19,786

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2014		2013		2014	2013
Selected Operating Data and Ratios:
Interest income	$4,183		$4,069		$15,729	$15,966
Interest expense	951		1,061		3,868	4,864
Net interest income before provision for (recapture of) loan losses	3,232		3,008		11,861	11,102
Provision for (recapture of) loan losses	(400)		-		(2,932)	414
Net interest income after provision for (recapture of) loan losses	3,632		3,008		14,793	10,688
Non-interest income	523		280		1,085	2,122
Non-interest expense	(3,439)		(3,331)		(13,346)	(13,107)
Income (loss) before income taxes	716		(43)		2,532	(297)
Income tax expense	-		2		(3)	(4)
Net income (loss)	$716		$(41)		$2,529	$(301)

Earnings (loss) per common share – basic and diluted	$0.03		$0.00		$0.11	$(0.13)

Loan originations	$28,376		$13,819		$95,567	$49,107	(2)

Return on average assets	0.83%	(3)	-0.05%	(3)	0.75%	-0.09%
Return on average equity	8.25%	(3)	-0.64%	(3)	8.75%	-1.47%
Net interest margin	3.82%	(3)	3.73%	(3)	3.62%	3.32%

________

(1) Amount does not include net deferred loan costs and unamortized premiums and discounts.

(2) Includes loan purchases of $10.6 million.

(3) Annualized